Exhibit 10.8

THIRD AMENDMENT TO LEASE

THIRD AMENDMENT TO LEASE dated as of this 1st day of April, 2012, by and between BP RESERVOIR PLACE LLC, a Delaware limited liability company (successor-in-interest to Boston Properties Limited Partnership) (“Landlord”) and Constant Contact, Inc., a Delaware corporation (“Tenant”).

RECITALS

By Lease dated May 29, 2009 (as amended by the instruments described below, the “Lease”), Landlord did lease to Tenant and Tenant did hire and lease from Landlord certain premises containing 85,583 square feet of rentable floor area (the “Rentable Floor Area of the Initial Premises”) on the third floor of the building (the “Building”) known as and numbered Reservoir Place Main, 1601 Trapelo Road, Waltham, Massachusetts (referred to herein as the “Initial Premises”).

By First Amendment to Lease dated as of May 3, 2010 (the “First Amendment”), Landlord and Tenant acknowledged those Premises Components (as that term is defined in the Lease) which had previously been delivered to Tenant, acknowledged certain Premises Components which were scheduled to be delivered to Tenant and amended the Lease with regard to the process for adding Premises Components to the Premises.

By Second Amendment to Lease dated as of September 13, 2010 (the “Second Amendment”), Landlord did lease to Tenant and Tenant did hire and lease from Landlord an additional 4,371 square feet of rentable floor area (the “Rentable Floor Area of the Second Amendment Additional Premises”) on the second floor of the Building (the “Second Amendment Additional Premises”). The Initial Premises, the Premises Components leased to Tenant as of the date hereof and the Second Amendment Additional Premises are hereinafter referred to collectively as the “Existing Premises.”

Landlord and Tenant have agreed to increase the size of the Premises by adding thereto an additional 1,805 square feet of rentable floor area (the “Rentable Floor Area of the Third Amendment Additional Premises”) located on the second floor of the Building, which space is shown on Exhibit A attached hereto and made a part hereof (the “Third Amendment Additional Premises”) upon all of the same terms and conditions contained in the Lease except as otherwise provided in this Third Amendment to Lease (the “Third Amendment”).

Landlord and Tenant are entering into this instrument to set forth said leasing of the Third Amendment Additional Premises and to amend the Lease.

NOW THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration in hand this date paid by each of the parties to the other, the receipt and sufficiency of which are hereby severally acknowledged, and in further consideration of the mutual promises herein contained, Landlord and Tenant hereby agree to and with each other as follows:

1.	Effective as of April 1, 2012 (the “Third Amendment Additional Premises Commencement Date”), the Third Amendment Additional Premises shall constitute a part of the “Premises” demised to Tenant under the Lease, so that the “Premises” (as defined in Section 1.2 of the Lease), shall include the Third Amendment Additional Premises.

2.	The following definitions are added to Section 1.2 of the Lease immediately after the definition of “Commencement Date”:

THIRD AMENDMENT ADDITIONAL PREMISES COMMENCEMENT DATE:	April 1, 2012

3.	The Term of the Lease for the Existing Premises and the Third Amendment Additional Premises shall be coterminous and the extension option set forth in Section 3.2 of the Lease shall apply collectively to the Existing Premises and the Third Amendment Additional Premises.

4.	(A) Annual Fixed Rent for the Existing Premises shall continue to be payable as set forth in the Lease as amended.

(B) Commencing on the Third Amendment Additional Premises Commencement Date, Annual Fixed Rent for the Third Amendment Additional Premises shall be payable at the annual rate of $58,662.50 (being the product of (i) $32.50 and (ii) the Rentable Floor Area of the Third Amendment Additional Premises (being 1,805 square feet)).

5.	For the purposes of computing Tenant’s payments for the Tax Excess pursuant to Section 6.3 of the Lease, Tenant’s payments for the Operating Cost Excess pursuant to Section 7.6 of the Lease and Tenant’s payments for electricity (as determined pursuant to Sections 5.2 of the Lease), for the portion of the Term on and after the Third Amendment Additional Premises Commencement Date the Rentable Floor Area of the Third Amendment Additional Premises (being 1,805 square feet) shall be included in the “Rentable Floor Area of the Premises.” Further, the Third Amendment Additional Premises shall be deemed a Premises Component for the purposes of the calculation of such payments.

6.	For the purposes of computing Tenant’s payments for the Tax Excess pursuant to Section 6.3 of the Lease for the Third Amendment Additional Premises commencing on the Third Amendment Additional Premises Commencement Date, the definition of “Base Taxes” contained in Section 6.2 of the Lease shall be supplemented by adding the following thereto:

BASE TAXES:	With respect to the Third Amendment Additional Premises, Landlord’s Tax Expenses (as defined in Section 6.2 of the Lease) for fiscal tax year 2012, being the period from July 1, 2011 through June 30, 2012.

Such definition shall remain unchanged for such purposes with respect to the Existing Premises.

7.	For the purposes of computing Tenant’s payments for the Operating Cost Excess pursuant to Section 7.6 of the Lease for the Third Amendment Additional Premises commencing on the Third Amendment Additional Premises Commencement Date, the definition of “Base Operating Expenses” contained in Section 7.5 of the Lease shall be supplemented by adding the following thereto:

BASE OPERATING EXPENSES:	With respect to the Third Amendment Additional Premises, Landlord’s Operating Expenses (as defined in Section 7.5 of the Lease) for calendar year 2012, being the period from January 1, 2012 through December 31, 2012.

Such definition shall remain unchanged for such purposes with respect to the Existing Premises.

8.	(A) Tenant shall accept the Third Amendment Additional Premises in their as-is condition without any obligation on the Landlord’s part to perform any additions, alterations, improvements, demolition or other work therein or pertaining thereto, except to the extent contemplated by Exhibit B attached hereto.

(B) Landlord shall provide to Tenant a special allowance equal to the product of (i) $12.50 and (ii) the Rentable Floor Area of the Third Amendment Additional Premises (the “Third Amendment Allowance”). The Third Amendment Allowance shall be used and applied by Landlord solely on account of the cost of work performed in the Third Amendment Additional Premises as agreed to by Landlord and Tenant (“Landlord’s Work”) and in accordance with the terms and provisions of Exhibit B attached hereto.

In no event shall Landlord’s obligations to pay or reimburse Tenant for any of the costs of Landlord’s Work exceed the total Third Amendment Allowance, it being understood and agreed that Tenant shall be fully responsible for any costs of Landlord’s Work in excess of the Third Amendment Allowance (“Tenant Plan Excess Costs”). To the extent, if any, that there are Tenant Plan Excess Costs, Tenant shall pay Landlord, as Additional Rent, within ten (10) business days after billing therefor, from time to time during the performance of the Landlord’s Work, in the proportion that the Tenant Plan Excess Costs bears to the overall cost of the Landlord’s Work. In the event that the costs of Landlord’s Work are less than the Third Amendment Allowance, Tenant shall not be entitled to any payment or credit nor shall there be any application of the same toward Annual Fixed Rent or Additional Rent owed by Tenant under the Lease. Tenant acknowledges that any portion of the Third Amendment Allowance which has not been utilized on or before December 31, 2012 shall be forfeited by Tenant.

Notwithstanding the foregoing, Landlord shall be under no obligation to apply any portion of the Third Amendment Allowance for any purposes other than as provided in this Section 8. In addition, in the event that (i) Tenant is in default under the Lease or (ii) there are any liens which are not bonded to the reasonable satisfaction of Landlord against Tenant’s interest in the Lease or against the Building or the Site arising out of any work performed by Tenant or any litigation in which Tenant is a party, then, from and after the date of such event (“Event”), Landlord shall have no further obligation to fund any portion of the Third Amendment Allowance and Tenant shall be obligated to pay, as Additional Rent, all costs of Landlord’s Work in excess of that portion of the Third Amendment Allowance funded by Landlord through the date of the Event. Further, the Third Amendment Allowance shall only be applied towards the cost of leasehold improvements and in no event shall Landlord be required to make application of any portion of the Third Amendment Allowance towards Tenant’s personal property, trade fixtures or moving expenses or on account of any supervisory fees, overhead, management fees or other payments to Tenant, or any partner or affiliate of Tenant. Landlord shall be entitled to deduct from the Third Amendment Allowance a construction management fee equal to four percent (4%) of the hard construction costs (but not design or other soft costs) of Landlord’s Work.

(C) The provisions of Section 1.4 of Exhibit C to the Lease shall apply to the Landlord’s Work in the Third Amendment Premises as if such Landlord’s Work was the Landlord’s Work described in said Exhibit C.

9.	Effective as of the Third Amendment Additional Premises Commencement Date, the definition of “Number of Parking Privileges” contained in Section 1.2 of the Lease shall be supplemented with the following:

With respect to the Third Amendment Additional Premises, privileges for six (6) automobiles, two (2) of which are located in the garage below the Building and four (4) of which are located on the outdoor surface lot, subject to and in accordance with Article X of the Lease.

10.

Notwithstanding anything contained in the Lease to the contrary, it is understood and agreed that the 604 square foot portion of the 10,609 square foot Premises Component of the Must Take Premises located on the second (2nd) floor of the Building shown on Exhibit C attached hereto shall be deemed to be an individual Premises Component of Must Take Premises (i.e. separate from the remainder of the Premises Component of Must Take Premises of which it was originally a part under Exhibit B-2 of the Lease). Accordingly, the last line item of Exhibit B-2 shall be deleted in its entirety and the following substituted therefor:

Floor	Floor Square Footage	Anticipated Availability Date	Commencement Date	Base Rental Rate	Base Operating Expense Calendar Year	Base Tax Fiscal Year
2	10,005	January 1, 2012	April 1, 2012	Commencement Date – September 30, 2015: $32.50 per RSF per annum	2010	2011
2	604	August 1, 2012	As determined pursuant to Exhibit C	Commencement Date – September 30, 2015: $32.50 per RSF per annum	2011	2012

11.	(A) Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of the Lease and this Third Amendment other than McCall & Almy, Inc. and Richards Barry Joyce & Partners, respectively (the “Brokers”); and in the event any claim is made against Landlord relative to dealings by Tenant with brokers other than the Brokers, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B) Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of the Lease and this Third Amendment other than the Brokers; and in the event any claim is made against Tenant relative to dealings by Landlord with brokers other than the Brokers, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim. Landlord shall be solely responsible for the payment of any commissions due to the Brokers on account of the transaction contemplated by this Third Amendment pursuant to separate agreement with said Brokers.

12.	Except as otherwise expressly provided herein, all capitalized terms used herein without definition shall have the same meanings as are set forth in the Lease.

13.	Except as herein amended the Lease shall remain unchanged and in full force and effect. All references to the “Lease” shall be deemed to be references to the Lease as previously amended and as herein amended.

EXECUTED as a sealed instrument as of the date and year first above written.

LANDLORD:

WITNESS:		BP RESERVOIR PLACE LLC

N/A		By:	Boston Properties Limited Partnership,
its sole manager

			By:	Boston Properties, Inc.,
its general partner

				By:	/s/ David C. Provost
				Name:	David C. Provost
				Title:	Senior Vice President

TENANT:

ATTEST:		CONSTANT CONTACT, INC.

By:	/s/ Robert P. Nault	By:	/s/ Gail F. Goodman
Name:	Robert P. Nault	Name:	Gail F. Goodman
Title:	Secretary	Title:	Chief Executive Officer
Hereto Duly Authorized

		By:	/s/ Harpreet Grewal
		Name:	Harpreet Grewal
		Title:	Chief Financial Officer
Hereto Duly Authorized

EXHIBIT A

THIRD AMENDMENT ADDITIONAL PREMISES

[see attached]

Exhibit A

Date: 11.14.2011

Waltham, MA

2nd Floor
Reservoir Place

Boston Properties

EXHIBIT B

Construction Management Services

Landlord agrees to provide Tenant with the construction management services described herein in connection with the performance of the Landlord’s Work (the “Project”).

Landlord shall designate Michael Bowers (the “Landlord Representative”) who will be empowered to act as Landlord’s authorized representative for the Project and to respond to Tenant’s questions and requests. Landlord may replace its Landlord Representative upon written notice to Tenant.

Tenant shall designate John Kucinski (the “Tenant Representative”) who will be empowered to act as Tenant’s authorized representative for the Project and to respond to Landlord’s questions and requests. Tenant may replace its Tenant Representative upon written notice to Landlord.

The Contractor for the Project shall be J. Calnan Associates. The Architect for the Project shall be Visnick & Caulfield.

Preconstruction Phase

Landlord will:

1.	Advise Tenant as to whether any aspect of the work should be modified.

2.	Develop a comprehensive budget for the Tenant that includes a detailed series of accounts for all projected Project expenses.

3.	Develop a comprehensive Project Schedule, which coordinates all the elements of the architectural team, the Contractor and Tenant activities. Permitting activities and responsibilities shall be included in the Project Schedule.

4.	Participate in cost reduction and value engineering processes, in conjunction with Tenant, the Architect and design team.

Construction Phase

Landlord will:

1.	Provide administrative, management and related services as required to coordinate work of the entire team. Landlord will concentrate its efforts in the coordination of the Contractor, subcontractor (s) and all other consultants contracted to perform services on the Project in order to complete the project in accordance with Tenant’s objectives for cost, time and quality.

2.	Develop and implement control systems for monitoring the Project’s progress with respect to cost, schedule and quality for providing early warning of impending problems. Prepare contingency plans for corrective action(s), and with Tenant’s approval, implement such plans for corrective action as required.

3.	Schedule and conduct regular construction and progress meetings to discuss such matters as procedures, progress problems, and scheduling. The Contractor shall prepare meeting minutes for weekly construction progress meetings.

4.	Monitor the activities of the Contractor, subcontractor(s) and consultants on processing of shop drawings, project data and samples, and delivery of products requiring long lead time procurement.

5.	Expedite and participate in Tenant’s review of project submittals when the Architect requests such review.

6.	Endeavor to obtain satisfactory performance from the Contractor and each Subcontractor. Take corrective action when the requirements of the contract are not being fulfilled.

7.	Provide regular monitoring of all Project costs, showing actual costs for activities in progress and estimates for unaccomplished tasks. Identify variances between actual costs of labor and materials and other work requiring accounting records, such as preliminary change order requests.

8.	Advise Tenant of necessary or desirable changes to the Project, assist in negotiation of the Contractor’s proposals for these changes, submit recommendations of the Architect and Tenant, and, if accepted, prepare or cause the Contractor to prepare change orders for the Architect’s approval and Tenant’s authorization. Establish and implement a change order system to monitor and report job cost events, including approved change orders, pending change orders and anticipated change orders. Establish a time line for the change order process that does not interfere with the progress of the work.

9.	Develop and implement procedures for prompt review and processing of applications for payment from the Contractor for progress and final payments. Provide review and certification in connection with the Contractor’s monthly application for payment.

10.	Review the activities and responsibilities of the Contractor in order to assist in maintaining schedules, controlling costs, assuring quality, minimizing disruption, monitoring compliance with the various contract requirements.

11.	Keep Tenant advised on an on-going basis of all significant Project developments, including conditions and circumstances that may cause delay in the Project Schedule or that otherwise may be inconsistent with the Project requirements or Tenant’s expectations. In these cases, provide Tenant with a proposed contingency to avoid or mitigate possible or actual delays or negative consequences.

12.	Monitor the proper record keeping of all types by the Contractor, including progress prints, manuals, samples, cut sheets, handbooks, etc. related to the quality and nature of the construction in progress. Insure that the same are being maintained on the job site for the use of the Architect and Tenant.

13.	Develop, in conjunction with the Architect, a punch list of those items remaining to be completed at the time of Substantial Completion.

14.	Once the Contractor makes notice of final completion, verify, in conjunction with the Architect, whether the Project is in fact complete.

15.	At the conclusion of the Project, within sixty (60) days after a Certificate of Substantial Completion and an Occupancy Permit are issued by the appropriate authorities, coordinate the transfer to Tenant of all as-built drawings, warranties, O&M manuals and all other construction related documents and all materials necessary for occupancy and full operation of the facility. Coordinate any training to be provided by the Contractor to Tenant’s employees.

EXHIBIT C

FLOOR PLAN OF 604 SQUARE FOOT

PORTION OF MUST TAKE PREMISES

[see attached]

2nd Floor
Reservoir Place

Date: 11.14.2011

Boston Properties

Waltham, MA